1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Additional Pay at Flatrock No. 3 and Updates Status of
South Timbalier Block 168 Exploratory Well

NEW ORLEANS, LA, May 23, 2008 – McMoRan Exploration Co. (NYSE: MMR) today updated the status of drilling at the Flatrock No. 3 and South Timbalier Block 168 wells.

The Flatrock No. 3 delineation well at South Marsh Island Block 212 on the OCS 310 in 10 feet of water has been sidetracked to 18,175 feet and has logged additional pay in the Operc section.  Wireline logs confirmed that the well encountered additional zones below 17,100 feet totaling 130 net feet of hydrocarbon bearing sands over a combined 250 foot gross interval. These pay zones are in addition to the previously announced zones that totaled 126 net feet of pay above 17,100 feet in the Rob-L and Operc.  In aggregate, the well has encountered 256 feet of net pay.  Drilling continues to a proposed total depth of 18,800 feet to evaluate deeper Operc targets.

As previously announced, McMoRan has drilled three successful wells in the Flatrock area.  The initial discovery well came online in January 2008 at a gross rate of 50 MMcfe/d (~12 MMcfe/d net to McMoRan).  The Flatrock No. 2 well was tested at a gross rate of 114 MMcfe/d (21.4 MMcfe/d net to McMoRan) and is expected to commence production mid-year 2008.  The Flatrock No. 4 development well, which commenced on April 9, 2008, is currently drilling below 13,000 feet to a proposed total depth of 18,500 feet.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340). McMoRan has made several discoveries in this important area, including Flatrock, Hurricane, Hurricane Deep, JB Mountain, and Mound Point. McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock field. Plains Exploration & Production Company (NYSE: PXP) has a 30.0 percent working interest in the Flatrock field.

The South Timbalier Block 168 No. 1 wellbore, formerly known as the Blackbeard West No. 1 ultra-deep exploratory well, has been drilled to 31,943 feet and McMoRan is preparing to evaluate the well with wireline logs.  Following logging operations, McMoRan plans to deepen the well, which has been permitted to 33,000 feet.  As previously announced, wireline logs have indicated that the well has encountered a potential hydrocarbon bearing zone above 30,964 feet.  McMoRan operates the well and owns a 32.3 percent working interest.  Other owners include PXP with a 35 percent working interest and Energy XXI (NASDAQ: EXXI) with a 20 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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